UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 17, 2010
CALIFORNIA WATER SERVICE GROUP
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13883	77-0448994
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1720 North First Street San Jose, California	95112
(Address of principal executive offices)	(Zip Code)
(408) 367-8200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On November 17, 2010, California Water Service Company (“Cal Water”), a wholly-owned subsidiary of California Water Service Group (the “Registrant”), entered into an Underwriting Agreement with Robert W. Baird & Co. Incorporated, as representative of the several underwriters, relating to the sale and issuance to the public of $100,000,000 aggregate principal amount of its 5.500% First Mortgage Bonds due 2040, which are fully and unconditionally guaranteed by the Registrant.
     A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On November 22, 2010, Cal Water completed the sale and issuance to the public (the “Offering”) of $100 million aggregate principal amount of its 5.500% First Mortgage Bonds due 2040 (the “Bonds”), which are fully and unconditionally guaranteed by the Registrant. Robert W. Baird & Co. Incorporated and Blaylock Robert Van, LLC acted as joint book running managers for the Offering. The Bonds will mature on December 1, 2040, and interest on the Bonds will accrue and be payable semi-annually in arrears on June 1 and December 1 commencing on June 1, 2011, at the rate of 5.500% per annum. The Bonds are secured by the lien on substantially all of Cal Water’s properties, subject to certain exceptions and permitted liens, and rank equally with all of Cal Water’s other first mortgage bonds. There is no sinking fund for the Bonds.
     Cal Water intends to use a portion of the net proceeds of the Offering to pay down outstanding short-term borrowings. Further, Cal Water plans to add the remainder of the net proceeds to its general funds to be used for general corporate purposes, including capital projects.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     We hereby file the following exhibits with this report:

Exhibit No.	Description
1.1	Underwriting Agreement, dated November 17, 2010

4.1	Fifty-Eighth Supplemental Indenture dated as of November 22, 2010, between California Water Service Company and U.S. Bank National Association, as Trustee.

5.1	Opinion of Gibson, Dunn & Crutcher LLP

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIFORNIA WATER SERVICE GROUP
Date: November 22, 2010	By:	/s/ Martin A. Kropelnicki
		Name:	Martin A. Kropelnicki
		Title:	Vice President, Chief Financial Officer and Treasurer